Exhibit 99.2

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of DCH Auto Group (USA) Inc. and Subsidiaries as of December 31, 2013 and 2012, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Other Matters

As discussed in note 1, the Company revised its 2013 and 2012 consolidated balance sheets and its 2013 and 2012 consolidated statements of stockholders' equity to comply with guidance in Accounting Standards Codification 480-10-S99 related to its redeemable stock. This guidance is applicable to non-public companies whose financial statements are required to be included in filings required under the Act of the Securities and Exchange Commission (SEC). The Company's financial statements previously have not been required to be included in any SEC filings. Our opinion is not modified with respect to this matter.

As discussed in Note 18, DCH Auto Group (USA) Inc. combined operations with another auto dealership group through the sale of 100% of the stock of DCH Auto Group (USA) Inc. on October 1, 2014. Our opinion is not modified with respect to this matter.

/s/ Crowe Horwath LLP

South Bend, Indiana

March 12, 2014, except for Note 1(a), as to which the date is December 12, 2014

2

DCH AUTO GROUP (USA) INC.
(A Majority-Owned Subsidiary of
DCH Auto Group (USA) Inc. Limited)
AND SUBSIDIARIES

Consolidated Financial Statements

December 31, 2013 and 2012

(With Independent Auditors' Report Thereon)

Crowe Horwath.

Crowe Horwath LLP
Independent Member Crowe Horwath International

Independent Auditors Report

The Board of Directors
DCH Auto Group (USA) Inc.
South Amboy, New Jersey

Report on the Financial Statements

We have audited the accompanying consolidated financial statements of DCH Auto Group (USA) Inc., and Subsidiaries which comprise the consolidated balance sheets as of December 31, 2013 and 2012, and the related consolidated statements of earnings, comprehensive income, stockholders' equity, and cash flows for the years then ended, and the related notes to the financial statements.

Management's Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

DCH AUTO GROUP (USA) INC.
(A Majority-Owned Subsidiary of
DCH Auto Group (USA) Limited)
AND SUBSIDIARIES

Consolidated Balance Sheets

December 31, 2013 and 2012

Assets	2013	2012
Current assets:		
Cash	$ 11,304,535	$ 8,942,401
Contracts in transit	63,530,851	48,064,617
Receivables, net	34,975,413	29,553,502
Inventories	274,356,034	261,225,471
Prepaid expenses and other current assets	6,967,361	7,320,731
Prepaid income taxes	—	2,082,408
Deferred income taxes	9,326,000	8,347,000
Assets held for sale	62,680,860	39,833,361
Total current assets	463,141,054	405,369,491
Property and equipment, net	216,791,641	226,172,822
Goodwill	77,216,897	84,413,413
Intangible assets, net	30,660,000	45,385,003
Other assets	7,971,506	8,920,388
	$ 795,781,098	770,261,117

See accompanying notes to consolidated financial statements.

(Continued)

DCH AUTO GROUP (USA) INC.
(A Majority-Owned Subsidiary of
DCH Auto Group (USA) Limited)
AND SUBSIDIARIES

Consolidated Balance Sheets

December 31, 2013 and 2012

Liabilities and Stockholders' Equity	2013	2012
Current liabilities:		
Current portion of credit facility	$ 40,040,730	$ 271,652,189
Short-term borrowings	58,615,773	38,921,729
Current installments of long-term debt	6,068,552	94,086,700
Accounts payable	33,774,716	21,670,494
Accrued expenses and other current liabilities	45,889,800	45,207,964
Liabilities held for sale	2,186,367	—
Total current liabilities	186,575,938	471,539,076
Credit facility	225,000,000	—
Long-term debt, less current installments	95,183,257	2,475,000
Deferred income taxes	42,984,818	35,543,871
Other liabilities	5,910,297	39,599,984
Total liabilities	555,654,310	549,157,931
Commitments and contingencies (notes 9, 10, and 17)		
Equity subject to possible redemption	21,577,967	18,019,219
Stockholders' equity:		
Common stock – $0.0001 par value. Authorized and issued 2,500,000 shares at December 31, 2013 and 2012 and outstanding 2,432,612 shares and 2,444,410 shares at December 31, 2013 and 2012, respectively	250	250
Additional paid-in capital	23,468,535	25,979,234
Unearned ESOP shares	(763,896)	(2,206,496)
Accumulated other comprehensive loss, net of tax	(2,389,591)	(4,134,232)
Treasury stock, at cost; 67,388 and 55,590 shares held at December 31, 2013 and 2012, respectively	(6,477,756)	(4,740,275)
Retained earnings	204,711,279	188,185,486
Total stockholders' equity	218,548,821	203,083,967
Commitments and contingencies		
	$ 795,781,098	$ 770,261,117

See accompanying notes to consolidated financial statements.

DCH AUTO GROUP (USA) INC.
(A Majority-Owned Subsidiary of
DCH Auto Group (USA) Limited)
AND SUBSIDIARIES

Consolidated Statements of Earnings

Years ended December 31, 2013 and 2012

	2013	2012
Revenues:		
New vehicle	$ 1,366,575,918	$ 1,251,601,993
Used vehicle	485,444,065	450,049,176
Parts, service, and bodyshop	183,528,538	172,574,030
Finance, insurance, and other	58,959,857	49,977,429
Total revenues	2,094,508,378	1,924,202,628
Cost of sales:		
New vehicle	$ 1,296,224,152	$ 1,181,734,454
Used vehicle	448,083,012	414,651,678
Parts, service, and bodyshop	74,523,420	68,538,191
Finance, insurance, and other	299,000	1,014,000
Total cost of sales	1,819,129,584	1,665,938,323
Gross profit	275,378,794	258,264,305
Operating expenses:		
Salaries, wages, and benefits	137,085,021	129,286,311
General and administrative expenses	46,517,615	45,358,119
Advertising	16,282,298	15,916,138
Outside services	13,939,585	12,939,208
Selling expenses	9,747,676	8,687,088
Depreciation and amortization	9,828,236	10,154,986
Depreciation expense due to change in estimated useful lives	3,391,515	2,085,000
Asset impairments	1,914,483	—
Total operating expenses	238,706,429	224,426,850
Gain (loss) on sale of assets	3,999,085	(813,310)
Operating profit	40,671,450	33,024,145
Other (expense) income:		
Real estate rental	860,587	972,357
Other income	—	9,275
Interest expense, net	(12,912,596)	(15,827,890)
Total other expense	(12,052,009)	(14,846,258)
Earnings from continuing operations before income tax expense	28,619,441	18,177,887
Income tax expense	12,043,166	7,874,947
Net earnings from continuing operations	16,576,275	10,302,940
Loss from discontinued operations, net of income tax benefit	50,482	1,564,505
Net earnings	$ 16,525,793	$ 8,738,435

See accompanying notes to consolidated financial statements.

DCH AUTO GROUP (USA) INC.
(A Majority-Owned Subsidiary of
DCH Auto Group (USA) Limited)
AND SUBSIDIARIES

Consolidated Statements of Comprehensive Income

Years ended December 31, 2013 and 2012

		2013		2012
Net earnings	$	16,525,793	$	8,738,435
Other comprehensive income:				
Adjustments to cash flow hedge		2,885,641		4,812,325
Income tax expense associated with adjustments to cash flow hedge		1,141,000		1,903,000
Comprehensive income	$	18,270,434	$	11,647,760

See accompanying notes to consolidated financial statements.

DCH AUTO GROUP (USA) INC.
(A Majority-Owned Subsidiary of
DCH Auto Group (USA) Limited)
AND SUBSIDIARIES

Consolidated Statements of Stockholders' Equity

Years ended December 31, 2013 and 2012

	Common stock		Additional paid-in capital	Unearned ESOP shares	Retained earnings	Accumulated other comprehensive loss	Treasury stock		Total stockholders' equity
	No. of shares	Stated value					No. of shares	Stated value	
Balance at January 1, 2012	2,451,803	$ 250	$ 28,264,708	$ (3,649,096)	$ 179,447,051	$ (7,043,557)	48,197	$ (3,775,382)	$ 193,243,974
Net earnings	—	—	—	—	8,738,435	—	—	—	8,738,435
Other comprehensive income, net of tax	—	—	—	—	—	2,909,325	—	—	2,909,325
Purchase of treasury stock	(7,393)	—	—	—	—	—	7,393	(964,893)	(964,893)
Allocation of ESOP shares	—	—	681,917	1,442,600	—	—	—	—	2,124,517
Change in equity subject to									—
possible redemption	—	—	(2,967,391)	—	—	—	—	—	(2,967,391)
Balance at December 31, 2012	2,444,410	250	25,979,234	(2,206,496)	188,185,486	(4,134,232)	55,590	(4,740,275)	203,083,967
Net earnings	—	—	—	—	16,525,793	—	—	—	16,525,793
Other comprehensive income, net of tax	—	—	—	—	—	1,744,641	—	—	1,744,641
Purchase of treasury stock	(11,798)	—	—	—	—	—	11,798	(1,737,481)	(1,737,481)
Allocation of ESOP shares	—	—	1,048,049	1,442,600	—	—	—	—	2,490,649
Change in equity subject to									—
possible redemption	—	—	(3,558,748)	—	—	—	—	—	(3,558,748)
Balance at December 31, 2013	2,432,612	$ 250	$ 23,468,535	$ (763,896)	$ 204,711,279	$ (2,389,591)	67,388	$ (6,477,756)	$ 218,548,821

See accompanying notes to consolidated financial statements.

DCH AUTO GROUP (USA) INC.
(A Majority-Owned Subsidiary of
DCH Auto Group (USA) Limited)
AND SUBSIDIARIES

Consolidated Statements of Cash Flows

Years ended December 31, 2013 and 2012

	2013	2012
Cash flows used in operating activities:		
Net earnings	$ 16,576,275	$ 10,302,940
Adjustment to reconcile net earnings to net cash used in operating activities:		
Depreciation and amortization	13,219,751	12,239,986
Impairment charges	1,914,483	—
Amortization of debt issuance costs	490,819	586,459
Loss (gain) on disposal of property and equipment	(4,471,135)	813,310
Deferred income tax (benefit) expense	5,320,947	4,176,871
Employee stock ownership plan expense	2,259,825	1,824,538
Deferred rent expense	432,808	222,544
Amortization of interest rate swap termination	2,885,641	4,812,325
Changes in assets and liabilities:		
Increase in contracts in transit and receivables	(20,689,819)	(24,624,144)
Increase in inventories	(31,713,145)	(69,462,413)
Decrease (increase) in prepaid expenses and other current assets	2,300,593	(2,829,102)
Decrease (increase) in other assets	2,143,313	(309,251)
Increase (decrease) in accounts payable	12,303,721	(8,613,901)
Increase in accrued expenses and other current liabilities	557,255	2,222,997
Increase in short-term borrowings	15,997,071	3,399,100
Decrease in other liabilities	(31,504,611)	(1,642,454)
Net cash used in operating activities	(11,976,208)	(66,880,195)
Cash flows provided by (used in) investing activities:		
Capital expenditures	(15,189,401)	(12,218,051)
Proceeds from sales of property and equipment	16,103,305	243,120
Net cash provided by (used in) investing activities	913,904	(11,974,931)
Cash flows provided by financing activities:		
Increase in credit facility	10,471,810	90,861,687
Proceeds from long-term borrowings	23,513,141	—
Repayments of long-term borrowings	(18,823,032)	(7,921,200)
Purchase of treasury stock	(1,737,481)	(964,893)
Net cash provided by financing activities	13,424,438	81,975,594
Net cash provided by continuing operations	2,362,134	3,120,468
Cash flows from discontinued operations:		
Cash provided by operating activities	5,272,604	15,562,916
Cash provided by investing activities	11,810,665	3,658,322
Cash used in financing activities	(17,083,269)	(19,221,238)
Net increase in cash	2,362,134	3,120,468
Cash at beginning of year	8,942,401	5,821,933
Cash at end of year	$ 11,304,535	$ 8,942,401

See accompanying notes to consolidated financial statements.

(1) Summary of Significant Accounting Policies and Related Matters

(a) Basis of Presentation

Beginning in 2014, the Company was considered to be a significant subsidiary under Securities and Exchange Commission (SEC) Regulation S-X, Rule 3-09, Separate Financial Statements of Subsidiaries Not Consolidated and 50 Percent or Less Owned Persons, of a registrant member. As such, the Company's financial statements were required to be included in a registrant member's Form 8-K filing and to conform to Regulation S-X as to "form and content," which required the application of ASC 480. Prior to 2014, the Company did not present stockholders' equity whose redemption was outside the Company's control separately from permanent stockholders' equity and has applied retrospectively this guidance to the Consolidated Balance Sheets as of December 31, 2013, 2012, and the Consolidated Statements of Stockholders' Equity for the years ended December 31, 2013, 2012, and 2011.

The Consolidated Statements of Stockholders' Equity were revised to present the effect of the retrospective adoption of ASC 480, including a cumulative adjustment to decrease stockholders' equity as of January 1, 2012 by $15,051,828 from the previously reported amount of $208,295,802 to the revised amount of $193,243,974. Stockholders' equity was decreased $2,967,391for the year ended December 31, 2012 with a cumulative adjusting decrease as of December 31, 2012 of $18,019,219. Stockholders' equity was decreased $3,558,748 for the year ended December 31, 2013 with a cumulative adjusting decrease as of December 31, 2013 of $21,577,967.

(b) Lines of Business

DCH Auto Group (USA) Inc. and subsidiaries' (collectively, the Company) principal line of business is the retail sale of automobiles in the greater New York Metropolitan and Southern California areas. The Company offers a diversified range of automotive products and services. The dealership brands that the Company operates are primarily Toyota, Honda, BMW, Acura, Audi, and Lexus.

(c) Segment Reporting

The Company has determined that as a result of how they internally view the business, regularly review the financial data and operating metrics and allocate resources that they operate in one segment, automotive retail. The dealerships are components of the automotive retail segment and, therefore, are not segments themselves.

(d) Principles of Consolidation

The consolidated financial statements include the accounts of DCH Auto Group (USA) Inc. and its wholly owned subsidiaries (the Subsidiaries). Upon consolidation, all significant intercompany accounts, transactions, and profits are eliminated.

(e) Cash

Cash includes cash on hand and cash in bank accounts.

(f) Contracts in Transit and Receivables

Contracts in transit relate to amounts due from financial institutions for the portion of the vehicle sales price financed by the Company's customers and are typically received within seven days of selling the vehicle. Receivables are comprised of amounts due from customers, lenders for the commissions earned on financing, third parties for commissions earned on service contracts and insurance products, receivables for the portion of the vehicle sales price paid directly by customers, and receivables due from manufacturers for variance incentives and warranty claims.

(g) Inventories

Inventories are stated at the lower of cost or net realizable value. The cost of 80% and 75% of inventories as of December 31, 2013 and 2012, respectively, has been determined under the last-in, first-out (LIFO) method. The cost of other inventories has been determined under the first-in, first-out (FIFO) method. Had only the FIFO method been used for all inventories, inventories would have been approximately $23,201,000 and $21,552,000 higher than reported at December 31, 2013 and 2012, respectively. During 2013 and 2012, the Company's LIFO reserve increased, which decreased pre-tax earnings from continuing operations by approximately $1,527,000 and $1,833,000, respectively.

The Company receives various incentive payments from certain automobile manufacturers. These incentive payments are typically received on parts purchases from the automobile manufacturers and on new vehicle retail sales. These incentives are reflected as reductions of cost of sales in the consolidated statements of earnings.

(h) Property, Equipment, and Commercial Real Estate

Property, equipment, and commercial real estate are stated at cost. Property and equipment under capital leases are stated at the present value of minimum lease payments. Major additions and improvements which extend the useful lives of the assets are capitalized, while minor replacements, repairs, and maintenance, which do not improve or extend the lives of the assets, are expensed as incurred. When property is retired or disposed of, the cost and related accumulated depreciation are removed and the resulting gain or loss, if any, is reflected in other income (expense) in the consolidated statements of earnings.

Depreciation is computed over the estimated useful lives of the assets using the straight-line method. Leasehold improvements are amortized over the estimated useful lives of the asset or the respective lease term, whichever is shorter. Estimated useful lives are as follows:

	Useful life
Buildings and improvements	10 to 40 years
Furniture and equipment	3 to 10 years

Leased property meeting certain criteria is capitalized and the present value of the related lease payments is recorded as a liability. Amortization of capitalized leased assets is computed on a straight-line basis over the shorter of the term of the lease or life of the asset, and is included in depreciation expense.

The Company continually evaluates property and equipment, including leasehold improvements, to determine whether events and circumstances have occurred that may warrant revision of the estimated useful life or whether the remaining balance should be evaluated for possible impairment. The Company uses an estimate of the related undiscounted cash flows over the remaining life of the property and equipment in assessing whether an asset has been impaired. Management measures impairment losses based upon the amount by which the carrying amount of the asset exceeds the fair value. Fair values generally are estimated using prices for similar assets and/or discounted cash flows.

During 2012, the Company recorded approximately $2.5 million of non-cash impairment charges related to dealership goodwill and franchise rights to reduce the carrying values of these assets to fair value. The $2.5 million charge is included in Loss from discontinued operations, net of income taxes, in the 2012 consolidated statement of earnings.

See footnote 5 for a change in the estimated useful lives of certain fixed assets during the years ended December 31, 2013 and 2012.

(i) Goodwill and Other Identifiable Intangible Assets

Goodwill represents the excess cost of the business acquired over the fair value of the identifiable net assets. Management has determined that, based on how it integrates acquisitions into the existing business, how the components of its business share resources, and how all components are economically similar, the Company qualifies as a single reporting unit for purposes of testing goodwill impairment.

The Company's principal identifiable intangible assets are rights under franchise agreements with vehicle manufacturers. The Company expects these franchise agreements to continue indefinitely and, when the agreements do not include indefinite terms, anticipates routine renewals without substantial cost to the Company. The Company's franchise rights have been contracted for various durations, ranging from one year to those having no expiration date. The states in which the Company operates have automotive dealership franchise laws that typically limit the rights of a manufacturer to terminate or not renew a franchise unless "good cause" exists. Historically in the retail automotive franchise industry, dealership franchise agreements are rarely involuntarily terminated or not renewed by the manufacturer. Accordingly, the Company has determined that its franchise agreements will continue to contribute to its cash flows indefinitely and, therefore, have indefinite lives.

Goodwill and intangible assets acquired in purchase business combinations and determined to have an indefinite useful life are not amortized, but instead tested for impairment at least annually.

Intangible assets determined to have a finite useful life consist of favorable leasehold rights and are amortized over the expected life of the leases (weighted average of 15 years). Due to the pending sale of the related dealership, the favorable lease rights are included in assets held for sale at December 31, 2013.

(j) Business Combinations

The Company records the net assets of acquired businesses at fair value, and makes estimates and assumptions to determine the fair value of these acquired assets and liabilities. The Company allocates the purchase price of acquired businesses based, in part, upon internal estimates of cash flows and independent appraisals. Changes to the assumptions used to estimate the fair value could impact the recorded amounts of the net assets acquired and the resultant goodwill.

(k) Other Assets

Other assets consist of various items, including cash collateral and debt issuance costs, net of amortization.

(l) Advertising Costs

Advertising costs are expensed as incurred. Advertising expense from continuing operations in 2013 and 2012 was approximately $16,282,000 and $15,916,000, respectively.

(m) Legal Fees

Legal fees are expensed as incurred and are included in general and administrative expenses in the accompanying consolidated statements of earnings.

(n) Equity Subject to Possible Redemption

ASC 480, Distinguishing Liabilities from Equity, requires the redemption value of the portion of equity with redemption features that are not solely within the control of the Company to be stated separately from permanent equity. The Company's Employee Stock Ownership Plan (ESOP) requires redemption under any of the following conditions:

- Employees receive the vested portion of their accounts at termination, disability, death, or retirement and
- When an ESOP employee who has at least ten years of participation in the ESOP reaches age 55, the employee must be given the option of diversifying their ESOP account up to 25% of the value. This option continues until age sixty, at which time the employee has a one-time option to diversify up to 50% of the account

The amount of the redemption is defined by the Plan and is equal to the vested portion in the employees' accounts. Redemptions can be made in cash or in the form of common stock at the employee's request. The amounts contributed to the employees' accounts are based on an appraised value of the Company as determined by an independent appraiser and employee elections. Based on the provisions of the Plan and shares allocated, less settled, the redemption value of equity subject to possible redemption beyond control of the Company totaled $21,577,967 and $18,019,219 at December 31, 2013 and 2012, respectively.

(o) Income Taxes

The Company and its Subsidiaries file a consolidated federal income tax return, a combined state income tax return in California, and separate state and local income tax returns in other jurisdictions. Income taxes are accounted for under the liability method in accordance with ASC 740, *Income Taxes*. Deferred income taxes are recognized for the future tax consequences due to differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities. Deferred tax assets and liabilities are measured using enacted rates applicable to taxable income in the years in which those temporary differences are expected to be recovered or settled. Recognition and measurement of deferred tax assets are based upon the likelihood of realization of tax benefits in future years.

The Company recognizes interest and penalties related to unrecognized tax benefits in interest expense and income tax expense, respectively. The Company has no amounts accrued for interest or penalties as of December 31, 2013 or 2012.

The Company is subject to Federal income tax and income tax in several state jurisdictions. The Company is no longer subject to examination by taxing authorities for years prior to 2010. The Company currently does not have any unrecognized tax benefits and does not expect that to significantly change in the next twelve months.

(p) Derivative Instruments

The Company terminated its then-existing derivative instruments in 2010. All derivative instruments had been recorded on the balance sheet as either an asset or liability measured at its fair value, and changes in each derivative's fair value were recognized in earnings unless specific hedge accounting criteria were met.

(q) Insurance

The Company has a fully-insured insurance program for its general and garage liability claims.

The Company is self-insured for workers compensation claims. The Company is also self-insured for employee medical and dental benefits.

The Company maintains and reviews monthly its claim and loss history to assist in assessing future liabilities for claims under its self-insurance and large deductible programs. It also uses professional service providers such as account administrators and actuaries to help accumulate and assess this information. Actuarial estimates for the portion of claims not covered by insurance are based on historical claims experience adjusted for loss trending and loss development factors. Changes in the frequency or severity of claims from historical levels could influence the Company's reserve for claims.

(r) Revenue Recognition

Revenue consists of sales of new and used vehicles and related commissions from third party lending and insurance institutions for arranging customer financing and for the sale of vehicle service contracts, credit life insurance and disability insurance to customers (collectively "F&I"). The Company recognizes revenue (which excludes sales taxes) in the period in which products are delivered or services are provided. Sales promotions that the Company offers to customers are accounted for as a reduction to the sales price at the time of sale. F&I and service contract revenues are recognized upon the sale of the finance, insurance, or service contract. An allowance for chargebacks against revenue recognized from sales of F&I products is recorded in the period in which the related revenue is recognized. The Company collects sales taxes and other taxes from customers on behalf of governmental authorities at the time of sale. These taxes are accounted for on net basis and are not included in merchandise sales and services revenues or cost of sales.

(s) Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates include reserves for chargebacks, valuation of inventories, valuation of intangible asset, depreciable lives, deferred tax valuation allowances, self-insurance reserves and legal liability reserves.

(t) Financial Instruments

The Company's financial instruments consist of cash, contracts in transit, receivables, and debt. Fair values for cash, contracts in transit, and receivables approximate carrying values for these financial instruments since they are relatively short-term in nature. The carrying amount of debt approximates fair value due to either length of maturity or existence of interest rates that approximate prevailing rates.

(u) Reclassification of Prior Year Balances

Certain reclassifications of prior year balances have been made between receivables, net and prepaids expenses and other assets to conform to the current year presentation. Additional reclassifications were made between total revenues and the various revenue lines to provide a more detailed view of revenue lines. There was no effect on equity for the reclassifications.

(2) Receivables, Net

Receivables, net of allowance for doubtful accounts, are as follows:

	2013	2012
Trade receivables	$ 35,555,156	$ 30,125,894
Allowance for doubtful accounts	(579,743)	(572,392)
	$ 34,975,413	$ 29,553,502

(3) Inventories

The Company's inventories at December 31 consisted of the following:

	2013	2012
New vehicles	$ 239,181,008	$ 213,013,184
Used vehicles	32,449,906	41,098,198
Parts and accessories	8,442,420	10,424,452
Loaner vehicles and other inventory	17,483,829	18,241,310
	297,557,163	282,777,144
Less LIFO reserve	(23,201,129)	(21,551,673)
	$ 274,356,034	$ 261,225,471

(4) Property and Equipment

Property and equipment at December 31 consisted of the following:

	2013	2012
Land	$ 73,288,970	$ 73,288,971
Buildings and improvements	183,708,219	191,992,586
Furniture and equipment	47,359,496	50,147,360
Construction in progress	6,936,064	5,517,613
	311,292,749	320,946,530
Less accumulated depreciation and amortization	(94,501,108)	(94,773,708)
	$ 216,791,641	$ 226,172,822

Depreciation and amortization expense related to property and equipment, excluding amounts related to capital lease depreciation and software amortization, for both continuing operations and discontinued operations in 2013 and 2012 was approximately $14,541,000 and $14,363,000 respectively.

Included in property and equipment is commercial real estate that the Company owns and manages, and which is leased to third parties under operating lease agreements. Real estate rental income is recognized on a straight-line basis over the lives of the leases. Lease agreements, with original terms expiring at various dates through 2023, provide for lessee renewal options and rent escalations, as defined in the agreements. Total future minimum rental income under noncancelable leases through 2023 is approximately $3,760,000. The cost of land and buildings generating rental income is $6,293,339, net of accumulated depreciation of $1,931,620 at December 31, 2013 and $1,773,353 at December 31, 2012.

In 2013, the Company completed the sale of property which was held for sale as of December 31, 2012. Net proceeds related to the sales were approximately $15,773,000. The net gain on this sale was approximately $4,370,000 and included in gain (loss) on sale of assets in the 2013 consolidated statement of earnings and consolidated statement of cash flows.

(5) Change in Estimated Useful Lives of Certain Fixed Assets

During the years ended December 31, 2013 and 2012, the Company revised the estimated useful lives of certain fixed assets that will be replaced or demolished due to renovations to certain dealership facilities. These renovations have estimated completion dates through 2014. The change in accounting estimate increased depreciation expense during the years ended December 31, 2013 and 2012 by $3,392,000 and $2,085,000, respectively.

(6) Goodwill and Intangible Assets

The changes in the carrying amount of goodwill and intangible franchise rights are as follows:

	Goodwill	Intangible Franchise Rights
Balance as of January 1, 2012	$ 86,663,413	$ 48,710,000
Reclassification of assets held for sale	(1,300,000)	(2,245,143)
Impairment charge	(950,000)	(1,534,857)
Balance as of December 31, 2012	84,413,413	44,930,000
Reclassification of assets held for sale	(7,196,516)	(14,270,000)
Balance as of December 31, 2013	$ 77,216,897	$ 30,660,000

The Company tests goodwill for impairment annually or more frequently when events or changes in circumstances indicate that impairment may have occurred. Management completes the annual impairment test for goodwill as of each December 31. The results of this analysis did not require the Company to recognize an impairment loss. However, as a result of an impending sale of dealership assets, and given the terms of the asset purchase agreement, the Company recognized an impairment loss of $950,000 as of December 31, 2012 as a result of the underperformance of the dealership in relation to the goodwill assigned to the discontinued operations. Management determined the fair value of this dealership based on the impending sales price of this dealership and compared that fair value to the fair value of the entire group in order to determine the impairment loss. The impairment is included in the loss from discontinued operations.

At December 31, 2013 and 2012, the Company's reporting unit had positive equity and the Company elected to perform a qualitative assessment to determine if it was more likely than not that the fair value of the reporting unit exceeded its carrying value, including goodwill. The qualitative assessment indicated that it was more likely than not that the fair value of the reporting unit exceeded its carrying value, resulting in no impairment for continuing operations.

The Company's identifiable intangible franchise rights are individual store rights under franchise agreements with vehicle manufacturers, which have indefinite lives. The impairment test for intangible assets with indefinite lives requires the comparison of estimated fair value to the carrying value by dealership. Fair values of rights under franchise agreements are estimated by discounting expected future cash flows of the dealership. The results of this analysis did not require the Company to recognize an impairment loss. However, as a result of an impending sale of dealership assets, and given the terms of the asset purchase agreement, the Company recognized an impairment loss of approximately $1,535,000 as of December 31, 2012 related to rights under one dealership's franchise agreement as a result of underperformance of the dealership.

Other intangible assets are $1,330,000, net of accumulated amortization of $1,011,497 at December 31, 2013 and $874,997 at December 31, 2012. These other intangible assets are included in assets held for sale at December 31, 2013.

(7) Borrowings

Credit Facilities

The Company has an agreement with Toyota Motor Credit Corporation (TMCC) for the purpose of financing its working capital requirements. The agreement, as amended in June 2013, provides for a revolving credit facility with a borrowing capacity of $375 million at a London Interbank Offered Rate (LIBOR) based interest rate and a maturity date of June 27, 2016.

The amounts outstanding under the agreement are approximately $265,041,000 and $271,652,000 at December 31, 2013 and 2012, respectively. The interest rates ranged from 1.77% to 2.21% during 2013 and 2.21% to 2.26% during 2012. The entire amount outstanding as of December 31, 2012 was classified as "Current portion of credit facilities" in the accompanying 2012 consolidated balance sheet as the maturity date of the facility was June 30, 2013.

The loans under the TMCC facility are secured by the assets of the automotive subsidiaries, as well as the guarantee of the Company. The loan and related guarantee agreements, as amended, contain certain reporting and financial covenants that include a fixed charge coverage ratio, a funded debt to EBITDA ratio and a stockholders equity requirement. At December 31, 2013 and 2012, the Company was compliant with all covenants under this agreement.

Short-Term Borrowings

The Company has agreements with American Honda Finance Corporation (AHFC), BMW Financial Services (BMW FS), VW Credit, Inc. (VCI), and Nissan Motor Acceptance Corporation (NMAC), for the purpose of financing the purchase of new or used vehicles for certain brands. As of December 31, 2013, the maximum financing available under these agreements was $55,090,000.

Aggregate amounts outstanding under these agreements are approximately $37,824,000 and $21,660,000 at December 31, 2013 and 2012, respectively, which are secured by the respective new or used vehicle inventory. The interest rates ranged from 2.25% to 3.25% during 2013 and 3.00% to 3.76% during 2012.

The Company also has agreements with TMCC, Lexus Financial Services, BMW FS, AHFC, and NMAC for the purpose of financing the purchase of loaner vehicles for these respective brands. The aggregate amounts outstanding under these agreements are secured by the loaner vehicle inventory of the related brands. The aggregate amount outstanding under these agreements is approximately $20,792,000 and $17,262,000 at December 31, 2013 and 2012, respectively. The interest rates ranged from 1.77% to 3.25% during 2013 and 3.0% to 3.76% during 2012. All amounts due pursuant to these agreements are payable upon the sale of the respective vehicles.

Long-Term Borrowings

Long-term debt at December 31 is summarized as follows:

		2013		2012
Term loan payable to BMW Financial Services Interest is payable monthly at a fixed rate of 4.5%. The loan is payable commencing October 2013, in monthly principal and interest payments of $65,209 through September 2020 with a balloon payment of $7,697,963 in October 2020. The loan is secured by a mortgage on a property in New Jersey as well as the guarantee of the Company	$	10,197,642	$	-
Term loan payable to BMW Financial Services Interest is payable monthly at a fixed rate of 4.5%. The loan is payable commencing October 2013, in monthly principal and interest payments of $53,815 through September 2020 with a balloon payment of $6,352,851 in October 2020. The loan is secured by a mortgage on a property in New Jersey as well as the guarantee of the Company		8,415,750		-
Term loan payable to Wells Fargo Interest is payable monthly at a spread over LIBOR with rates ranging from 2.07% to 2.71% in 2013 and 2.71% to 2.78% in 2012. The loan, as amended in July 2013, is payable commencing August 2013, in monthly principal payments of $195,450 through June 2018 with a balloon payment of $35,376,333 in July 2018. The loan is secured by mortgages on properties in New Jersey, as well as the guarantee of the Company		45,930,633		48,949,650
Term loan payable to TMCC Interest is payable monthly at a spread over LIBOR with rates ranging from 2.17% to 2.71% in 2013 and 1.31% to 2.80% in 2012. The loan, as amended in June 2013, is payable commencing August 2013, in monthly principal payments of $260,983 through June 30, 2016 with a balloon payment of $28,878,283 in July 2016. The loan is secured by mortgages on properties in California as well as the guarantee of the Company		36,707,784		44,837,050

Term loan payable to Wells Fargo dated February 28, 2012 Interest is payable monthly at a spread over LIBOR with rates ranging from 2.70% to 2.71% in 2013 and 2.71% to 2.78% in 2012. The loan was payable commencing April 2012 with monthly principal payments of $25,000 through February 2015. The loan was secured by a mortgage on a property in New York as well as the guarantee of the Company. The loan was paid in full during 2013.	$ —	$ 2,775,000
	101,251,809	96,561,700
Less current installments	6,068,552	94,086,700
	$ 95,183,257	$ 2,475,000

The Wells Fargo loan agreement and related guarantee agreements contain certain reporting and financial covenants that include a debt service coverage ratio and a funded debt to EBITDA ratio. The Company was in compliance with all covenants in 2013 and 2012.

Approximate aggregate principal payments of long-term debt for each of the years ending December 31 are as follows:

Year:	Amount
2014	$ 6,069,000
2015	6,096,000
2016	33,435,000
2017	3,023,000
2018	37,258,000
Thereafter	15,371,000
	$ 101,252,000

As of December 31, 2009, the Company held interest rate swaps of $203.0 million in notional value that fixed its underlying LIBOR rate at a weighted average rate of 5.34%. These interest rate swaps were entered into so that the Company could effectively hedge it exposure to changes in interest rates. These agreements converted the Company's floating-rate cash flows exposure on a portion of its debt into fixed interest cash flows. Changes in fair value of the interest rate swaps designated as hedging instruments and that effectively offset the variability of future cash flows attributable to interest payments due were reported in accumulated other comprehensive loss. The differential paid or received under the swap agreements were recognized as adjustments to interest expense.

In May 2010, the Company terminated all interest rate swap agreements. The fair market value of the remaining liability was approximately $23 million, and was included in the 2010 refinancing of the Wells Fargo term loan.

At December 31, 2013, accumulated other comprehensive loss was approximately $2,390,000 net of income tax benefit of $1,141,000. At December 31, 2012, accumulated other comprehensive loss was approximately $4,134,000, net of income tax benefit of $2,589,000. As debt for remaining terminated swap agreements is still outstanding, the loss on the remaining swap terminations is being amortized over the original remaining period for each hedge contract.

(8) Accrued Expenses

Accrued expenses and other current liabilities at December 31, 2013 and 2012 consist of the following:

(9) Leases

The Company leases property under operating leases which expire at various dates through 2044. Certain of the leases contain renewal options and rent escalation clauses. Rent expense is recorded on a straight-line basis over the life of the lease for lease agreements where the rent escalates at fixed rates over time. Total rent expense for both continuing and discontinued operations for the years ended December 31, 2013 and 2012 was $10,924,000 and $10,965,000, respectively.

Future minimum lease payments under operating leases related to continuing operations as of December 31, 2013 are as follows:

Year:		
2014	$	8,186,528
2015		8,170,663
2016		8,100,294
2017		7,838,684
2018		7,680,932
Thereafter		78,974,003
Total minimum lease payments	$	118,951,104

(10) Employee Benefit Plans

Employee Savings Plans

The Company sponsors a defined contribution profit sharing and savings plan for all eligible employees (the 401(k) Savings Plan of the DCH Group of companies, herein referred to as the 401(k) Plan). The Company also adopted the Employee Stock Ownership Plan of the DCH Group of companies (the ESOP) for the benefit of the same eligible employees. Eligible employees are generally full-time employees at least 18 years of age. Certain employees not eligible under the 401(k) Plan are covered by collective bargaining agreements.

To form the ESOP, the Company nominated a trustee who purchased Company common stock from the then sole stockholder of the Company, for $20,000,000. The trustee obtained the cash for this purchase from the $1,447,038 profit sharing contribution made by the Company in 2003 and a loan of $18,552,962 from the Company. The loan is being repaid to the Company over an 11-year period at a fixed interest rate of 5%. Shares acquired by the trustee are held in trust and allocated to eligible employees over several years in accordance with the terms of the ESOP. The Company, for both continuing operations and discontinued operations, recognized $2,490,649 and $2,124,517 of expense related to the ESOP in 2013 and 2012, respectively.

During both 2013 and 2012, the Company purchased 14,426 shares from the trustee and allocated those shares to eligible employees. At December 31, 2013, the Company is committed to purchase another 14,426 shares from the trustee and will release those shares to eligible employees during 2014. The fair value of the remaining unearned ESOP shares is approximately $1,269,840.

In the calendar year subsequent to termination of employment, a participant (or their beneficiary) is able to elect a distribution in either cash or common stock certificate. If cash is elected, those shares are no longer eligible for inclusion in the ESOP. If common stock certificates are elected, the Company shall provide a put option to that participant. Pursuant to this option, participants who hold common stock certificates shall have the right to sell such common stock certificates to the Company at any time during two option periods, at a price equal to the fair value of the common stock as of the most recent valuation date available.

The first put option period shall be for 60 days beginning on the date of distribution of the common stock certificate. The second put option period shall be for 60 days beginning after the determination of the fair market value of the common stock for the following year (and after the delivery of notice of share value to the participant or beneficiary). After the lapse of such designated option periods, the Company retains a right of first refusal over the participants' sale of such common stock certificates.

If the participant does not elect cash or common stock certificate, the same options will be presented to the participant each year until that participant elects either form of distribution.

As a result of former employees' put options, the Company repurchased 11,798 shares and 7,393 shares of common stock for a total of $1,737,481 and $964,893 in 2013 and 2012, respectively.

Stock Plans

The Company had a phantom stock plan, which entitled certain officers and key management employees to the right to receive cash based on the value of the Company's common stock, as calculated using a formula specifically defined in the plan, and the number of equivalent shares awarded. In 2007, the plan terminated. The provisions governing employee payouts remain in effect. The total remaining obligation at December 31, 2013 under this plan is approximately $3,837,000.

Aggregate payments for each of the years ending December 31 are as follows:

Year:		Amount
2014	$	645,000
2015		645,000
2016		645,000
2017		645,000
2018		645,000
Thereafter		612,000
	$	3,837,000

The current portion of the obligation is included in accrued expenses and other current liabilities. The long-term portion of the obligation is included in other liabilities.

In 2007, the Company adopted the provisions of the DCH Auto Group Senior Stock Purchase Plan. The purpose of the plan is to provide an incentive to key employees of the Company through the purchase of shares of Company common stock from DCH Auto Group (USA) Inc. Limited. A maximum reserve of 230,000 shares of the Company common stock is available under this plan. The Company granted an option to purchase 58,800 shares to a participant of the plan, which was exercised in 2008. There have been no options granted since.

(11) Income Taxes

The components of the provision for income taxes for continuing operations for the years ended December 31 are summarized as follows:

	2013	2012
Current:		
Federal	$ 5,267,468	$ 2,779,682
State and local	1,454,751	918,394
Deferred:		
Federal	4,164,000	3,695,000
State and local	1,156,947	481,871
Provision for income taxes	$ 12,043,166	$ 7,874,947

A reconciliation of the provision for income taxes calculated using the statutory federal income tax rate to the Company's provision for income taxes for the years ended December 31 is as follows:

	2013	2012
Provision for income taxes at statutory rate of 35%	$ 10,020,604	$ 6,480,018
Nondeductible expenses	339,291	223,699
State and local income taxes, net of federal benefit	1,803,755	961,069
Adjustments to prior year tax accounts	(120,565)	135,500
Other	81	74,661
	$ 12,043,166	$ 7,874,947

Significant components of deferred tax assets and liabilities at December 31 are as follows:

	2013	2012
Deferred tax assets:		
Allowances for doubtful accounts and other receivables	$ 2,615,000	$ 1,680,000
Insurance reserves	4,011,000	3,495,000
Deferred compensation	2,602,000	2,796,000
Interest rate swaps	1,448,000	2,589,000
Other reserves	2,110,000	3,471,000
State net operating loss carryforwards (NOLs)	2,443,000	2,757,000
Gross deferred tax assets	15,229,000	16,788,000
Deferred tax liabilities:		
Property and equipment	$ 24,567,000	$ 22,213,000
Goodwill	24,319,000	21,772,000
Gross deferred tax liabilities	48,886,000	43,985,000
Net deferred tax liabilities	$ 33,657,000	$ 27,197,000

At December 31, 2013 and 2012 there were no valuation allowances.

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not that the Company will realize the benefits of these deductible differences.

(12) Fair Value

Fair value is the exchange price that would be received for an asset or paid to transfer a liability (exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. There are three levels of inputs that may be used to measure fair values:

Level 1 – Valuations based on quoted prices in active markets for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date

Level 2 – Valuations based on quoted prices in markets that are not active or for which all significant inputs are observable, either directly or indirectly. Assets and liabilities utilizing Level 2 inputs include fair value and cash flow swap instruments

Level 3 – Valuations based on inputs that are unobservable and significant to the overall fair value measurement. Asset and liability measurements utilizing Level 3 inputs include those used in estimating fair value of non-financial assets and non-financial liabilities in purchase acquisitions, those used in assessing impairment of long-lived assets and those used in the reporting unit valuation in the first step of the annual goodwill impairment evaluation

The Company used the following methods and significant assumptions to estimate fair value:

Property: Nonrecurring adjustments to certain properties classified as land and buildings are measured at fair value, less costs to sell. Fair values are based on recent real estate appraisals. These appraisals may use a single valuation approach or a combination of approaches including comparable sales and the income approach. Adjustments are routinely made in the appraisal process by the independent appraisers to adjust for differences between the comparable sales and income data available. Such adjustments are usually significant and typically result in a Level 3 classification of the inputs for determining fair value.

The Company has fixed-rate debt and calculates the estimated fair value of the fixed-rate debt using a discounted cash flow methodology. Using estimated current interest rates based on a similar risk profile and duration (Level 2), the fixed cash flows are discounted and summed to compute the fair value of the debt. As of December 31, 2013, this debt had a maturity date of October 2020. A summary of the aggregate carrying values and fair values of the long-term fixed-interest rate debt at December 31 is as follows:

	2013	2012
Carrying value	$ 18,613,392	$ -
Fair value	18,638,325	-

(13) Discontinued Operations

In the fourth quarter of 2013, the Company entered into an agreement to sell a dealership. Accordingly, the revenues, costs and expenses directly associated with this dealership have been reclassified as discontinued operations on the consolidated statements of earnings and the consolidated statements of cash flows for 2013 and 2012. The assets to be sold of this dealership have been reclassified as assets held for sale on the consolidated balance sheet as of December 31, 2013.

In the fourth quarter of 2012, the Company entered into agreements to sell two dealerships. Accordingly, the revenues, costs and expenses directly associated with these dealerships were reclassified as discontinued operations on the consolidated statement of earnings and the consolidated statement of cash flows for 2012. The assets to be sold of these dealerships have been reclassified as assets held for sale on the consolidated balance sheet as of December 31, 2012. In 2013, the Company completed the sale of these dealerships for combined net proceeds of approximately $26,481,000. The net gain associated with these sales of approximately $24,000 was reported in discontinued operations in the 2013 consolidated statement of earnings and consolidated statement of cash flows.

In 2012, the Company completed the sale of land and a building which were previously held for sale. Net proceeds related to the sale were approximately $5 million.

The carrying value of the assets and liabilities held for sale is as follows:

	2013	2012
Property and equipment	$ 9,881,416	$ 23,315,633
Inventory	31,014,425	12,972,585
Goodwill and intangible assets	21,785,019	3,545,143
Assets held for sale	62,680,860	39,833,361
Liabilities held for sale	(2,186,367)	-
	$ 60,494,493	$ 39,833,361

Merchandise sales and services, income before income tax, and income tax benefit of the Company's discontinued operations were as follows:

	2013	2012
Merchandise sales and services	$ 204,775,199	$ 244,521,090
Pre-tax net loss from discontinued operations	(83,510)	(2,588,096)
Income tax benefit	(33,028)	(1,023,592)
Loss from discontinued operations, net of Income tax benefit	$ (50,482)	$ (1,564,504)

Interest is allocated to discontinued operations based upon amounts due for debt that is required to be repaid as a result of the discontinued operation transaction and usage of the Company's credit facility. Interest allocated to discontinued operations in 2013 and 2012 were $929,034 and $1,167,881, respectively.

(14) Related-Party Transactions

In 2009, the Company entered into sales and leaseback agreements with Newco Properties LLC (Newco) for two of its dealership properties located in New Jersey. The owners of Newco are current and former executives of the Company. The proceeds from the sales were $10,596,618. The lease agreements for both properties initially provided for the Company to make monthly rental payments of $68,875. Each lease included an escalation provision based on the cost of any improvements that Newco made to the properties during the term of the lease as well as an escalation provision based on the consumer price index (CPI). In 2010 and 2011, Newco completed construction on both dealership properties. Total improvement costs subject to the terms of the lease agreements of both properties totaled approximately $23 million. Due to the improvements to both properties, both the related fixed assets and liability amounts were increased by approximately $23 million. The monthly rent also increased according to the terms noted in the lease agreements. The total liability due to Newco was approximately $30,409,000 at December 31, 2012 and is recorded in other liabilities on the consolidated balance sheet.

Due to the Company's continuing involvement in the properties subsequent to the sale, the transaction was accounted for as a financing transaction, and therefore the sales proceeds received by the Company were not reported as revenue but rather as a liability and the Company continued to record the properties as fixed assets. During 2013 and 2012, the total monthly payments made to Newco were approximately $2,150,000 and $2,819,000, respectively. A portion of these payments was recorded as interest expense on the consolidated statements of earnings.

Each lease included a repurchase option for the Company. The Company exercised the repurchase option and purchased both properties on October 1, 2013. The repurchase price of $31,410,491 was based on Newco's initial purchase price plus the cost of all improvements that Newco made to the properties, adjusted by a percentage increase of CPI. In connection with the purchase, the Company obtained mortgages totaling $18,708,959.

(15) Cash Flow Information

Supplemental disclosures of cash flow information are as follows:

	2013	2012
Cash paid for:		
Interest	$ 14,109,795	$ 10,292,332
Income taxes	3,618,283	7,987,247

(16) Concentration of Credit Risk

Concentrations of credit risk with respect to accounts receivable are limited primarily to the consumer financing subsidiaries of the various automobile manufacturers with which the Company does business as well as other financial institutions. Credit risk arising from receivables from commercial customers is minimal due to the large number of customers comprising the Company's customer base. Additionally, the Company's customers are concentrated in two market areas - the greater New York Metropolitan area and the Southern California area.

(17) Contingencies

The Company is involved in various other claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's consolidated financial position, results of operations, or liquidity. Management evaluates pending and threatened claims and establishes loss contingency reserves based upon outcomes believed to be probable and reasonably estimable.

(18) Subsequent Events

Subsequent events have been evaluated through the date the financial statements were available to be issued which was March 12, 2014, except for the sale of operations of the Company to another auto dealership group through the sale of 100% of the stock of the Company on October 1, 2014 for which the report was dual dated.

Dealership Acquisitions

In January 2014, the Company entered into asset purchase agreements to acquire substantially all of the assets of two dealerships for a combined purchase price of approximately $56,000,000. The assets to be acquired will include intangible assets, inventories, equipment, and leasehold improvements. As of the report date, the purchase has not been finalized.

Dealership Disposition

In March the Company completed the sale of one of its dealerships. Net proceeds were approximately $80 million. The dealership accounted for approximately $60.5 million of assets held for sale at December 31, 2013.

(19) Events (Unaudited) Subsequent to the Date of the Independent Auditor's Reports

Sale of Company

In June 2014, the Company announced the sale of DCH Auto Group (USA) Inc. and Lithia Motors Inc. In October 2014, the Company completed the transaction through the sale of all outstanding shares of stock in DCH Auto Group (USA) Inc. at October 1, 2014 for cash in the amount of $578.6 million, $19.7 million or 268,770 shares of common stock in Lithia Motors Inc., and contingent consideration in the amount of $1.5 million.

ESOP

As a result of former employees' put options as well as the exercise of diversification options available to current employees meeting certain specified criteria, the Company repurchased 15,572 shares of common stock for a total of $2,688,430 in August and September 2014.

In September 2014, The Company purchased 177,049 shares for $17,791,498 from the trustee, which represented all the shares of ESOP common stock held by the trustee.

Stock Plan

In September 2014, the participant in the DCH Auto Group Senior Stock Purchase Plan redeemed the outstanding 58,800 shares exercised under the Plan. In accordance with the Stock Purchase Agreement, the Company repurchased the outstanding shares for cash in the amount of $10,151,820.